EXHIBIT 99.2 CONFERENCE CALL



                        CBL & ASSOCIATES PROPERTIES, INC.
                       Conference Call, First Quarter 2003
                           April 24, 2003 @ 10:00 EDT




Thank you and good morning. We appreciate your participation in today's conference call to discuss our results for the first quarter of 2003. With me today are John Foy, the Company's Vice Chairman and Chief Financial Officer, and Kelly Sargent, Director of Investor Relations who will first read our Safe Harbor disclosure.

This conference call contains "forward-looking" statements within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. During our discussion today, references made to per share are based upon a fully diluted converted share. We direct you to the Company's various filings with the Securities and Exchange Commission including, without limitation, the Company's Annual Report on Form 10-K and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference therein, for a discussion of such risks and uncertainties.

During this conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. An explanation of each non-GAAP financial measure discussed and a reconciliation of each non-GAAP financial measure to the comparable GAAP financial measure will be included in the Form 8-K.


I would like to note that a transcript of today's comments including the preliminary balance sheet and additional schedules, along with the earnings release will be furnished to the SEC as a Form 8-K and will be available on our website. This call is also available for replay on the Internet through a link on our website at cblproperties.com. This conference call is the property of CBL & Associates Properties, Inc. Any redistribution, retransmission or rebroadcast of this call without the express written consent of CBL is strictly prohibited.


Thank you, Kelly.

As our earnings announcement shows, 2003 is off to a successful start. Some significant accomplishments during the first quarter were:

1. FFO for the quarter increased 11.2% to $1.19 per share. 2. Same center NOI for the portfolio increased 5.0%.
3. The announcement of three anchor store replacements in our regional mall portfolio plus the announcement of an additional anchor store for Arbor Place will further strengthen our portfolio.

DEVELOPMENTS

Our largest new development to date, Coastal Grand, formerly known as Mall of South Carolina, is currently under construction. This regional mall is a 50/50 joint venture with Burroughs and Chapin. The leasing is going well with over 70% of the non-anchor space committed even though the mall is not scheduled to open until March 2004. At the groundbreaking event held earlier this month, over 30 national retailers were in attendance, and the local community is very enthusiastic about this new development.

In May, we will hold two Grand Opening events. On May 7, Cobblestone Village, a community center development in St. Augustine, FL will open. Beall's, Publix, Ross Dress For Less, Michael's and Bed, Bath & Beyond anchor this center, and it is 95% leased and committed. The Shoppes at Hamilton Place, a new associated center located next to our flagship mall, Hamilton Place, in Chattanooga, TN, is also currently 95% leased and committed. Marshalls, Bed, Bath & Beyond and Ross Dress For Less anchor this new 130,000 square foot associated center that officially opens on May 14.

In addition to these three new developments, we have two other community centers under construction. Waterford Commons a 355,000 square foot community center in Waterford, CT, anchored by Best Buy, Dick's Sporting Goods, Linen N Things and Border's is scheduled to open this fall. The second community center under construction is Wilkes-Barre Township Marketplace in Wilkes-Barre Township, PA that is scheduled to open in the spring of 2004. These five projects represent a total investment of $246.3 million of which $164 million is our share and total almost 1.9 million square feet. Construction loans or credit facilities are in place. Initial unleveraged yields on these developments are expected to range from 9% to 10%, after management and development fees, with stabilized yields ranging from 10% to 11%. We also have several other projects in various phases of pre-development.

There has recently been considerable discussion about the department store industry and the consolidation that continues. We view consolidation as an opportunity to update our properties through retenanting and remerchandising anchor locations. Last year we replaced five dark anchor spaces with new department stores and expanded another. We also added Galyan's as an anchor to one of our malls. Already this year we have announced two new Dick's Sporting Goods stores to locate on pads that became available through Sak's Inc.'s consolidation of Younkers and Boston Stores in Madison, Wisconsin. Also, Younkers will open in the former Jacobson's department store in Lansing, Michigan this fall. Later this year JC Penney will open in the 80,000 square foot former Dekor space at Arbor Place in Atlanta, where we also announced a new Rich's-Macy's store for a 2004 opening. Of the 249 department store locations in our mall portfolio, we currently have only one vacancy. Kmart formerly occupied that space, and we have a number of prospects for it.

Upgrading and renovating our malls is a key component to their continued dominance within their markets. This year we will complete six mall renovations. These renovations include East and West Towne Malls, Jefferson Mall, Eastgate Mall, Parkdale Mall and St. Clair Square at a projected cost of approximately $61 million excluding deferred maintenance of $19.8 million. In addition to the renovations at each of these malls we are adding value in a variety of ways, including a new food court, big box additions such as Barnes and Noble and Linen N Things, as well as remerchandising and adding new anchors.

LEASING & OCCUPANCY
At the end of the first quarter, total portfolio occupancy was 91.6%. Occupancy for the total mall portfolio was 90.6%, an improvement of 50 basis points over same period one-year ago. In the former Jacobs malls, we were able to increase occupancy 110 basis points over one year ago.

We have moved Springdale in Mobile, AL from the new mall category to the community center category. As previously announced, Sam's will later this year be replacing a closed Dillard's department store. We have been converting this property from a mall to a power center by adding big box tenants over the past few years.

During the first quarter, occupancy for the associated centers decreased 5.3% due to the acquisition of Westmoreland Crossing. This acquisition impacted the occupancy results for the associated centers due to the 68,000 square foot former Ames store vacancy. The announced Westmoreland acquisition cap rate of 9.4% did not include any economic value for the Ames space since they had previously rejected the lease in bankruptcy.

During the quarter, we entered into approximately 1.6 million square feet of leases compared to 1.1 million square feet in 2002. From the first quarter leasing results, approximately 851,000 square feet was attributable to development properties. The balance of 733,00 square feet was leased from our existing portfolio of which 319,000 square feet was from new leases and 414,000 square feet was from renewals of existing tenants

Our leasing spreads for the first quarter improved over last year's results. For the quarter, the leasing spreads in our stabilized mall portfolio were 14.5% based on initial rents and 17.3% based on average or straight-line rents. Let me again point out that our spreads are computed on a same space basis rather than on a macro basis as reported by some of our peers.

During the first quarter, we received $399,000 of lease termination fees compared to $ 899,000 the same quarter last year.

RETAIL SALES
For mall stores of 10,000 square feet and less, same store sales for the first quarter decreased 3.0% for those tenants that have reported. Sales for the quarter were significantly impacted by March's results, which reported sales decreases of 5.6% primarily due to the impact of severe weather and the effect of the war in Iraq. Last year first quarter sales benefited from the Easter holiday, whereas this year Easter was in the second quarter. Total mall shop sales volume decreased 1.5% on a comparable center basis.

Occupancy cost as a percentage of sales at our malls was 14.9% for the first quarter of 2003 compared to 14.3% for the same period one year ago. Occupancy cost as a percentage of sales has increased primarily due to the decreased sales reported by the retailers and because retail sales are lowest in the first quarter coupled with, increased common area costs and the billing of the previous year's percentage rent. Occupancy costs are historically the highest during the first quarter due to seasonality and trend down during the remainder of the year.

DISPOSITIONS/ACQUISITIONS
During the first quarter, we completed the sale of one community center, Capital Crossing, and recognized a gain on discontinued operations of $2.9 million.

We continue to look at acquisition opportunities where we can enhance the value of the property through our aggressive hands-on approach to leasing, specialty leasing and management, as well as where we can geographically diversify our portfolio.

I will now turn the call over to John Foy to discuss our financial results.

FINANCIAL REVIEW
During the first quarter of 2003 we continued to focus on our balance sheet. We financed Westmoreland Mall and Westmoreland Crossing that were acquired in December 2002 and in February we placed an $85 million, 10-year fixed-rate, non-recourse loan at a of 5.05%. We also expanded and extended our credit facility led by Wells Fargo Bank. This credit facility is secured by nine unencumbered properties.

Improved operating performance resulted in an FFO per share increase of 11.2% over the prior year period. Of this increase, 62.0% was represented by external growth. The external growth resulted from one new mall opening, the acquisition of the remaining partnership interests in four properties and the acquisition of three regional malls. Internal growth of 38% was attributable to increases in base rents, tenant reimbursements and a reduction in interest expense at our existing properties.

Our cost recovery ratio was 94.5% for the quarter compared to 91.0% for the same period a year ago. Although our cost recovery ratio has improved in the first quarter, we expect that our cost recovery ratio will be in the range of today's results for the full year 2003.

The application of FASB Statement No. 141 impacted our FFO by $50,000 based upon properties acquired during 2002.

As we stated in our news release, same-center NOI growth was 5.0% for the total portfolio, driven by increases in rents, tenant reimbursements, specialty leasing income and improvements in cost recovery. The breakdown by property type is as follows:


1.       The same-center mall NOI increased 6.1%.

2. Associated centers experienced a 12.4% increase, primarily as a result of retenanting spaces previously occupied by bankrupt tenants.

3. Same-center community center NOI also improved by 4.5%. American Signature Furniture has opened a 50,000 square foot store at Kingston Overlook in Knoxville, TN that had previously been vacant due to the bankruptcy of the original tenant.

4. Our category of `other' NOI, includes mortgages, corporate headquarters and the taxable REIT subsidiary. The primary reason for this decrease was that interest income from mortgage receivables decreased as a result of the significant amortization of those loans.

CAPITAL EXPENDITURES
During the first quarter, the Company spent $8.8 million for tenant allowances, which generate increased rents from the tenants over the term of their leases. Renovation expenditures, which include some deferred maintenance items, were $11.9 million for the quarter, a portion of which is recovered from tenants. Deferred maintenance expenditures, the vast majority of which is recovered over a five to fifteen-year period, was $7.0 million during the first quarter. Our Form 8-K will include a schedule of these expenditures.

Deferred maintenance capital expenditures are billed to the tenants as common area maintenance expense Renovation capital expenditures are for remodeling and upgrades of our malls of which we estimate approximately 30% is recoverable from tenants.

This year we project to spend $30 million on tenant allowances, $25 million in deferred maintenance and $61 million on renovation expenditures.

Also, we want to note that in accordance with our conservative management approach, leasing costs on second-generation leases and beyond are expensed. We only capitalize those leasing costs associated with the first generation tenants, which we have always done.

CONCLUSION
Based on our first quarter results and barring any further disruptions from unforeseen events, we are comfortable with today's First Call consensus estimate for 2003. Our growth estimate for 2003 is based upon our expectations for 3-4% NOI growth, slight improvements in occupancy across the portfolio; $88.1 million of new developments to be completed during this year and the assumption that we will be refinancing approximately $190 million in short term floating rate loans with long-term fixed rate debt resulting in increased interest expense.

Before we open the call for Q&A I would like to share our thoughts on the following:

1. This is our 25th year as CBL and our tenth year as public company. So often it is said that you can't look back - but we can definitely use the past 25 years of experience as a strong foundation for our continued growth. We have experienced various types of economic cycles over the years and have learned from each.

2. The old adage that you are only as good as the people you have is so true in our business. CBL is fortunate to have some of the most talented, dedicated and industrious professionals who will continue the growth of our company. We believe that we have mixed the old guard experience and maturity with the enthusiasm and energy of the younger professionals.

3. Trust is something that is earned and appreciated. We believe that disclosure, transparency and continuing to be conservative - whether it is expensing second generation leasing costs or providing capital expenditure information - has been and will continue to be our approach to our business.

We appreciate your confidence and support. Thank you again for joining us today and we welcome the opportunity to show you any of our newly renovated properties. Stephen and I will now answer your questions.